Exhibit 99.1

Investor Contact:                                                 Media Contact:
Emma Jo Kauffman                                                  Andrea Turner
(615) 855-5525                                                    (615) 855-5209

DOLLAR GENERAL INITIATES CEO SEARCH

GOODLETTSVILLE, Tenn., September 16, 2002. Dollar General Corporation (NYSE: DG) announced today that it has formed a special committee to search for a Chief Executive Officer to succeed current CEO Cal Turner, Jr. The Committee is comprised of three members of the Company's Board of Directors and Mr. Turner.

In making the announcement, Turner said, "As part of our management succession process, we have retained Korn/Ferry International, an executive search firm, to assist us. We shall consider qualified internal and external candidates in our review." The Company has not set a target date for the transition.

Mr. Turner, 62, the Company's Chairman since 1989, has been the CEO since 1977 and has worked for Dollar General since 1965. Turner's grandfather and father founded the Company in 1939.

Turner added, "I firmly believe that Dollar General has achieved some of the best strategic results in retailing. In large part, that was positioned by the affirming and visionary mentorship of my father. I intend to continue that tradition as Chairman by serving as mentor and advisor to my successor. My original career motivation in 1965 was that my successor and the management team of this company would achieve impressive success beyond my tenure as CEO. The succession planning work of the board and me has been dedicated to that result."


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As of August 2, 2002, Dollar General operated 5,891 neighborhood stores in 27 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Ohio, Oklahoma and Virginia.

This press release contains historical and forward-looking information, including statements regarding the Company's objectives and expectations, which are based upon management's beliefs. These forward looking statements, identified by words such as "plan", "believe", "expect", "anticipate", "intend" and other similar expressions, are not a guarantee of future performance. A variety of factors could cause actual results to differ materially from those projected in the forward-looking statements. The following list includes some of those factors, but it is not intended to be all-encompassing: risks due to shifts in market demand, a deterioration in general economic conditions, and the impact of the SEC inquiry related to the restatement of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


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